Filed pursuant to Rule 424(b)(3)
Registration File. No. 333-229782

CIM REAL ASSETS AND CREDIT FUND

SUPPLEMENT NO. 1 DATED MAY 28, 2021
TO THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION DATED JANUARY 29, 2021

This supplement contains information that amends, supplements or modifies certain information contained in the prospectus (the “Prospectus”) and statement of additional information (the “SAI”) of CIM Real Assets & Credit Fund (the “Fund,” “we,” “us” or “our”) dated January 29, 2021 and is part of, and should be read in conjunction with, the Prospectus and the SAI. The Prospectus and the SAI have been filed with the U.S. Securities and Exchange Commission, and is available free of charge at www.sec.gov. Capitalized terms used in this supplement have the same meanings as in the Prospectus and the SAI, unless otherwise stated herein.

Before investing in our Common Shares, you should read carefully the Prospectus, the SAI and this supplement and consider carefully our investment objective, risks, fees and expenses. You should also carefully consider the “Risks” beginning on page 33 of the Prospectus before you decide to invest in our Common Shares.

PROSPECTUS
Custodian and Transfer Agent
The section is hereby deleted and replaced in its entirety, as follows:

The custodian of the assets of the Fund is UMB Bank, N.A located at 928 Grand Blvd., 5th Floor, Kansas City, MO 64106. The custodian of the assets of a subsidiary of the Fund is U.S. Bank, National Association located at 190 S. LaSalle Street, 8th Floor, Chicago, IL 60603. DST Systems, Inc., located at 333 W. 11th Street, 5th Floor, Kansas City, MO 64105, serves as the Fund’s transfer agent and dividend paying agent with respect to the Common Shares.

STATEMENT OF ADDITIONAL INFORMATION
Custodian and Transfer Agent

The section is hereby deleted and replaced in its entirety, as follows:

The custodian of the assets of the Fund is UMB Bank, N.A., located at 928 Grand Blvd., 5th Floor, Kansas City, MO 64106. The custodian of the assets of a subsidiary of the Fund is U.S. Bank, National Association located at 190 S. LaSalle Street, 8th Floor, Chicago, IL 60603. DST Systems, Inc., located at 333 W. 11th Street, 5th Floor, Kansas City, MO 64105, serves as the Fund’s transfer agent and dividend paying agent with respect to the Common Shares.